EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement of Parker Drilling Company on Form S-8 of our report dated January 30, 2001, on our audits of the consolidated financial statements and the financial statement schedule of Parker Drilling Company and its subsidiaries as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999, August 31, 1998 and the four months ended December 31, 1998, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which Form 10-K is incorporated by reference in this registration statement of Form S-8.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

April 17, 2001